Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-201577
and 333-201577-02

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed and declared effective with the Securities and Exchange Commission. This supplement to the preliminary prospectus supplement and the accompanying prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

SUBJECT TO COMPLETION — DATED MARCH 16, 2015

Supplement to Preliminary Prospectus Supplement (To Prospectus dated March 13, 2015)

$1,012,000,000 Fixed Rate Asset-Backed Notes

GM Financial Automobile Leasing Trust 2015-1

Issuing Entity

GMF Leasing LLC

Depositor

Sponsor and Servicer

You should carefully review the risk factors beginning on page S-16 of the prospectus supplement and page 11 of the accompanying prospectus.

The notes represent obligations of the issuing entity only and do not represent obligations of or interests in AmeriCredit Financial Services, Inc. d/b/a GM Financial, GMF Leasing LLC, APGO Trust, ACAR Leasing Ltd. or any of their affiliates.

Supplement, dated March 16, 2015 (subject to completion) to Preliminary Prospectus Supplement, dated March 13, 2015 (subject to completion) to Prospectus, dated March 13, 2015

This Supplement revises, and should be read in conjunction with the Preliminary Prospectus Supplement, dated March 13, 2015 (subject to completion), and the Prospectus, dated March 13, 2015.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this supplement, or the prospectus supplement or the prospectus to which it relates, is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Bookrunners

Deutsche Bank Securities	Goldman, Sachs & Co.	J.P. Morgan

Co-Managers solely with respect to the Class A Notes

Citigroup	Credit Agricole Securities	RBS	Wells Fargo Securities

The Preliminary Prospectus Supplement referenced above is hereby revised as follows:

Annex A—Vintage Originations and Static Pool Information:

•	The table entitled “2014 U.S. Lease Characteristics” under the heading “2014 Vintage Originations” is hereby deleted and replaced in its entirety with the following table:

2014 U.S. Lease Characteristics
	Average	Minimum	Maximum	Total
Number of Lease Contracts Originated				138,158
Net Capitalized Cost	$31,810.91	$11,107.63	$111,969.51	$4,394,932,100.16
Contract Residual (Booked Residual)	$19,881.57	$6,294.20	$58,176.00	$2,746,798,266.24
Base Residual at Origination	$15,996.00	$5,621.70	$53,170.70	$2,209,975,151.58
Base Residual Value as a Percentage of Net Capitalized Cost				50.28%
Original Term (months)(1)	37.62	24.00	48.00
Weighted Average FICO® Score(1)				728

•	The table entitled “Losses” under the heading “GM Financial Automobile Leasing Trust 2014-2” is hereby deleted and replaced in its entirety with the following table:

Losses
			Net Credit Losses		Aggregate Base Residual Value(8)	Net Residual Loss (Gain)
Period	Month	Aggregate Securitization Value(8)	Defaulted Leases	Cumulative		Vehicles Returned and Sold(3)	Vehicles Retained	Total	Cumulative
1	Sep-14	$752,502,586	$520,156	$520,156	$505,988,317	$(12,548)	$(284,316)	$(296,864)	$(296,864)
2	Oct-14	740,436,357	471,235	991,391	503,337,148	5,299	(311,269)	(305,970)	(602,834)
3	Nov-14	730,029,201	107,110	1,098,501	500,887,226	(15,372)	(279,259)	(294,631)	(897,465)
4	Dec-14	716,499,393	202,968	1,301,469	497,627,009	(14,911)	(302,454)	(317,365)	(1,214,830)

Capitalized terms used in the foregoing tables continue to have the meanings specified in the Introduction to Annex B beginning on page A-2 of the Preliminary Prospectus Supplement referenced above, and the footnotes appearing in such tables continue to refer to the footnotes on page A-3 of the Preliminary Prospectus Supplement referenced above.